Triumph Financial, Inc. Announces Preliminary Results of Tender Offer

DALLAS (December 7, 2022) — Triumph Financial, Inc. (f/k/a Triumph Bancorp, Inc.) (Nasdaq: TFIN) (“Triumph” or the “Company”) announced today the preliminary results of its modified “Dutch auction” tender offer to purchase up to $100 million of its common stock for cash at a price per share not less than $51.00 and not greater than $58.00, which expired at 12:00 midnight, New York City time, at the end of the day on December 6, 2022.

Based on the preliminary count by Equiniti Trust Company, the depositary for the tender offer, a total of 408,615 shares of Triumph’s common stock, $0.01 par value per share, were properly tendered and not properly withdrawn at or below the purchase price of $58.00 per share, including 4,236 shares that were tendered by notice of guaranteed delivery.

In accordance with the terms and conditions of the tender offer, and based on the preliminary count by the depositary, the Company expects to acquire 408,615 shares of its common stock at a price of $58.00 per share, for an aggregate cost of approximately $23,699,670, excluding fees and expenses relating to the tender offer. The 408,615 shares that the Company expects to accept for purchase represent approximately 1.67% of the Company’s shares outstanding as of December 5, 2022. As the Company expects to accept for purchase all the shares that were properly tendered at a price at or below $58.00 and not properly withdrawn, the Company expects there to be no proration factor.

The number of shares to be purchased are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the depositary and is based on the assumption that all shares tendered through notice of guaranteed delivery will be delivered within the two trading day settlement period. The final number of shares to be purchased will be announced following the expiration of the guaranteed delivery period and completion by the depositary of the confirmation process. Payment for the shares accepted for purchase under the tender offer, and return of all other shares tendered and not purchased, will occur promptly thereafter.

The Company may, in the future, decide to purchase additional shares in the open market subject to market conditions and private transactions, tender offers or otherwise subject to applicable law. Any such purchases may be on the same terms as, or on terms that are more or less favorable to stockholders than, the terms of the offer. Whether the Company makes additional repurchases in the future will depend on many factors, including but not limited to its business and financial performance, the business and market conditions at the time, including the price of the shares, and other factors the Company considers relevant.

The information in this press release describing the tender offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of common stock in the tender offer. The tender offer was made only pursuant to the Offer to Purchase and the related materials that the Company filed with the SEC, as amended or supplemented. Stockholders who have questions or would like additional information about the tender offer may contact the information agent for the tender offer, D.F. King & Co., Inc., toll-free at (866) 620-2536.

About Triumph

Triumph Financial, Inc. (Nasdaq: TFIN) is a financial holding company headquartered in Dallas, Texas, offering a diversified line of payments, factoring, and banking services.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “could,” “may,” “will,” “should,” “seeks,” “likely,” “intends,” “plans,” “pro forma,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). Investors are cautioned that such statements are predictions and that actual events or results may differ materially. Triumph’s expected financial results or other plans are subject to a number of risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and the forward-looking statement disclosure contained in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 14, 2022 and the Company’s Quarterly Reports on Form 10-Q for the periods ending March 31, 2022, June 30, 2022, and September 30, 2022, respectively, each of which has been filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made. Source: Triumph Financial, Inc.

Investor Relations:

Luke Wyse

Senior Vice President, Finance & Investor Relations

lwyse@tbkbank.com

214-365-6936

Media Contact:

Amanda Tavackoli

Senior Vice President, Director of Corporate Communication

atavackoli@tbkbank.com

214-365-6930